UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010 (April 27, 2010)

GUIDED THERAPEUTICS, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On April 27, 2010, Guided Therapeutics, Inc. (“GT”) executed an agreement to extend its license agreement with Konica Minolta Opto, Inc. (“KMOT”) to co-develop non-invasive cancer detection products for one year (the “Agreement”). KMOT will pay GT a $750,000 fee for the extension. Additionally, the Agreement provides for a subsequent one-year renewal upon the written agreement of the parties. The original agreement was a one-year exclusive negotiation and development agreement of optimization of GT’s microporation system for manufacturing, regulatory approval, commercialization and clinical utility, which was entered into by GT and KMOT in April 2009. GT initially received $750,000 under this agreement.

This Agreement is part of an ongoing collaboration between GT and KMOT and is in addition to the agreement between GT and KMOT to develop prototype devices specific to the esophageal cancer detection application announced in February 2010, under which GT will receive approximately $1.59 million from KMOT over a twelve-month period. GT and KMOT executed a six-month option to license and no-shop agreement in April 2008, pursuant to which GT received $250,000 in return for granting KMOT a limited option to license and negotiation rights to certain of GT’s technology. GT received an additional $250,000 when this agreement was renewed for an additional six-moth period in October 2008. In conjunction therewith, KMOT purchased prototype materials and devices from GT for approximately $100,000.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.                      Other Events.

On April 28, 2010, GT issued a press release regarding the Agreement which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Number	Exhibit
10.1	Agreement for Collaboration in the Development of Spectroscopic Technology, dated April 27, 2010
99.1	Press release, dated April 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Mark L. Faupel
By: Mark L. Faupel, Ph.D.
CEO & President
Date: April 30, 2010